Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Three Part Advisors Jean Marie Young, Managing Director or Steven Hooser, Partner 631-418-4339	Company Contact: Farouq Tuweiq Chief Financial Officer ir@belf.com

Bel Announces Retirements of Raymond Cheung, VP of Asia Operations,

and Mr. YK Tso, Zhongshan Operations Director;

Kenneth Lai Named Successor for VP of Asia Operations

JERSEY CITY, NJ, Monday, August 1, 2022 -- Bel Fuse Inc. (Nasdaq: BELFA and BELFB) today announced that Raymond Cheung will retire from the Company effective January 1, 2023 after 31 years of service, having served in the role of Vice President of Asia Operations since 2007. Further, Mr. YK Tso, Operations Director of Bel’s facility in Zhongshan, China, will also be retiring from the Company effective January 1, 2023. Kenneth Lai, who has senior management responsibility over our TRP Changping and Bel Power Solutions Gongming China operations, has been named to succeed Mr. Cheung as Vice President of Asia Operations, also effective January 1, 2023.

Daniel Bernstein, President and CEO, said, “We greatly appreciate Raymond’s hard work, dedication and commitment to Bel for the past three decades. Under Raymond’s leadership, our Bel Asia business has successfully grown into one of the most stable and reliable companies in the electronics industry. Raymond has been instrumental in building long-term customer relationships and establishing solid alliances with Bel’s partners across the many Asian countries.

“Mr. Tso joined Bel in 1973 as an assistant foreman for Bel’s delay line manufacturing and has been the Operations Director managing Bel’s largest manufacturing operations since 1996. One of the longest tenured associates at Bel, we all are very proud of Mr. Tso’s accomplishments from moving factories, to managing thousands of associates and oversight of the building and shipping of hundreds of millions of dollars of Bel’s products throughout his 50 years with the organization. Mr. Tso has always been a dependable and reliable manager, sometimes under the most challenging of circumstances.

“Words cannot express the gratitude that we have to Raymond and Mr. Tso for their service and friendship over these many years and we wish them both the best in their retirements and future endeavors.

“Raymond and I have worked closely with Kenneth over the past several months to plan for a smooth succession and we are excited to have him join the senior executive team. Kenneth’s familiarity with our Asia operations, his expertise in Lean methodology, driving change and a culture of continuous improvement at the operational level, and his leadership qualities will enhance our team’s ability to execute Bel’s future growth objectives and create value for our shareholders,” concluded Mr. Bernstein.

Mr. Lai joined Bel in 2013 during the acquisition of TRP Connector, a division of TE Connectivity, where he worked for over 13 years. Prior to Bel’s acquisition of TRP, Mr. Lai held various positions of increasing responsibility under TE Connectivity including R&D Manager, Operations Manager, Operations Director and Deputy General Manager. With his strong and influential presence, he was ultimately promoted to General Manager of the Changping operations in 2010. Upon Bel’s acquisition of the Power-One business in 2014, Mr. Lai was appointed as General Manager of our Bel Power Solutions Gongming factory and successfully transformed the operation into a world class manufacturing site for power supplies. Mr. Lai earned his Bachelor’s degree in Engineering Physics from Hong Kong Polytechnic University, completed a mini-EMBA program by Hong Kong University of Science and Technology, and was a graduate of Bel’s Leadership program in 2020.

About Bel

Bel (www.belfuse.com) designs, manufactures and markets a broad array of products that power, protect and connect electronic circuits.  These products are primarily used in the networking, telecommunications, computing, high-speed data transmission, military, commercial aerospace, transportation and e-Mobility industries.  Bel’s portfolio of products also finds application in the automotive, medical, broadcasting and consumer electronics markets. Bel's product groups include Magnetic Solutions (integrated connector modules, power transformers, power inductors and discrete components), Power Solutions and Protection (front-end, board-mount and industrial power products, module products and circuit protection), and Connectivity Solutions (expanded beam fiber optic, copper-based, RF and RJ connectors and cable assemblies).  The Company operates facilities around the world.

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